Exhibit (a)(5)(1)

The following is an English translation, followed by the original Portuguese text, of an interview of Paulo Azevedo, Chief Executive Officer of Sonaecom, SGPS, S.A., with Expresso, a Portuguese weekly newspaper, that was published on September 30, 2006.

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This press announcement does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the proposed offer (the “Offer”) for the shares of Portugal Telecom, SGPS, S.A. (“PT”), or otherwise. The Offer will be made solely by an offer document containing and setting out the terms and conditions of the Offer (the “Offer Document”) and the letter of transmittal and form of acceptance (the “Acceptance Forms”), which will contain details of how the Offer may be accepted. In the United States, Sonaecom, SGPS, S.A. (“Sonaecom”) will be filing a Tender Offer Statement containing the Offer Document, the Acceptance Forms and other related documentation with the US Securities and Exchange Commission (the “SEC”) on Schedule TO (the “Tender Offer Statement”) and PT is expected to file a Solicitation/ Recommendation Statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC after the Offer Document is made available to PT shareholders. Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Sonaecom and PT in connection with the Offer will be available from the date the Offer Document is made available to PT shareholders on the SEC’s website at http://www.sec.gov. The Offer Document and the Acceptance Forms will be made available by Sonaecom or its duly designated agent to all PT shareholders at no charge to them. PT shareholders are strongly advised to read the Offer Document and the Acceptance Forms, and any other relevant documents filed with the SEC, as well as amendments and supplements to those documents because they will contain important information. PT shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.

Unless otherwise determined by Sonaecom and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Australia or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities from or within Australia, Canada or Japan. Accordingly, unless otherwise determined by Sonaecom and permitted by applicable law and regulation, neither copies of this announcement nor any other documents relating to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

Notwithstanding the foregoing, Sonaecom retains the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation. The availability of the Offer to persons not resident in Portugal or the United States may be affected by the laws of the relevant jurisdiction. Persons who are not resident in Portugal or the United States should inform themselves about and observe any applicable requirements.

The Offer will be made by Sonaecom and/or its affiliates and (outside the United States) by Banco Santander de Negócios Portugal, S.A., on its or their behalf.

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Interview conducted by Christiana Martins

Q: How far are you from the end of this marathon?

A: We launched an offer that is subject to the agreement of several entities and the only thing we have achieved, on a preliminary level, is the agreement of the Competition Authority (CA).

Q: Was this the hardest step of the operation?

A: It depends. The offer was launched subject to the agreement of all involved parties. It is not the hardest part, it doesn’t make the following steps any easier, it just makes them possible.

Q: You seem to be surprised with the hardness of the remedies. Why is that, if these are the Sonae remedies?

A: No, they are not. Further to the remedies we had publicly committed to, the CA decided to impose others on us. The Portuguese law has this particular feature that makes us suggest the remedies that the CA deems necessary to approve the operation. These are the ones proposed by Sonae to address all the concerns identified by the CA.

Q: Are the remedies that are publicly available not similar to those proposed by you?

A: They are not in what concerns the mobile business. And we didn’t think that all contents were critical nor that it would be necessary to proceed with the vertical separation of the infra-structure from the retail, in addition to the networks.

Q: Further to the remedies, there are safeguard clauses. Will your management be supervised by the CA? For how long?

A: Yes, in the mobile business the remedies will be implemented throughout a three-year period.

Q: you are still going forward. Are these remedies the minimum acceptable by Sonae?

A: I cannot say that the remedies are disproportionate nor that my view is better that that of the CA’s.

Q: Is PT still the same company?

A: Essentially it is, although many important things were changed. It’s part of the business risk.

Q: What is the cut made by theses remedies on the synergies you estimated?

A: Those calculations are not easy to make and we will not disclose them because we could be accused of trying to manipulate the price of the shares.

Q: Was there a manipulation to bring the price of PT shares up?

A: Manipulation is a strong word. PT conveyed many wrong ideas but I’m not saying there was manipulation. They said there would be competing offers, that the price was low, that Sonae would review the price upwards.

Q: When you say you do not intend to increase the price, aren’t you manipulating the stock market?

A: We cannot comment on decisions before we make them. We have always said the offer was final.

Q: Will you lower the price?

A: We haven’t made a decision on that and we won’t make it until the CA’s final decision.

Q: Aren’t you concerned that there are shares being sold above the offer price, which is a sign that the shareholders may not sell?

A: I’m not concerned at all. I’m not scared of losing.

Q: Is it true that you become worried with each Earnings Announcement of PT and that you say that 9.50 is too high?

A: We are worried about the value of PT and the remedies are a new source of concern. But things got worse than we thought.

Q: Is the premium you offer higher today than it was on 6 February?

A: We believe that the premium we offer is substantially different. It is in fact higher and everybody knows it although they say it’s not because of a given business strategy. We have a precise idea of what we want and how much we are willing to pay for it and we will not exceed that. One should not get involved in a process such as this with “at any cost” strategies.

Q: If you lose, will you sell Optimus?

A: No!

Q: If you win, how will you cope with shareholders that say they will not sell, like BES?

A: I don’t know whether BES dislikes the offer. The only way of BES remaining in PT is to deem our project as valuable for the company. If that is the case, they are very welcome. We prefer to acquire 100% of the company, merge it with Sonaecom and keep a single listed company, but we have made the offer in a way that allows both companies to remain listed and, in that event, we will treat all shareholders equally and fairly.

Q: Has Henrique Granadeiro made competition harder?

A: No and we do not see ourselves as competing with the management of PT, who should do anything to improve the value for the shareholders of the company. It’s part of their duties. From my point of view, were they brilliant and they would have admitted our offer is valuable and talked to us. They haven’t done that so far. But we do not have a bad relationship, even if it might seem so.

Q: Were you invited to the opening of Henrique Granadeiro’s wine cellar? Did you think that situation was appropriate, given the operation underway?

A: It’s normal. I wasn’t invited but if I were maybe I would have come.

Q: Would you have done the same thing?

A: I would never be in the same situation because I’ve given up on personal businesses, even if they were not competing with my management career. I devote 100% of my time to my work, family and friends. This is in no way a criticism, as I respect Granadeiro very much.

Q: Was confidentiality requested in disclosing the remedies?

A: Only concerning those issues that might influence negotiations.

Q: Did Sonae and the CA have a secret understanding, as Nuno Vasconcellos indicated?

A: I prefer not to answer to any assertions whose reasons I do not know.

Q: Do you maintain the offer?

A: I can’t answer. We will register the offer only if all assumptions are verified.

Q: Have you been talking to PT shareholders?

A: To all those who wish to talk to us.

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Q: Está a quantos quilómetros do fim desta maratona?

A: Lançámos uma oferta sujeita ao acordo de toda a gente e a única coisa que conseguimos, e mesmo esta preliminar, foi o acordo da Autoridade da Concorrência (AdC).

Q: Este era o passo mais difícil da operação?

A: Depende. Esta oferta foi lançada sujeita a que se alcançasse o acordo com todos os envolvidos. Não é o mais difícil, não torna os demais fáceis, apenas faz com que os outros passos necessários sejam possíveis. Sempre defendemos que a AdC deveria fazer uma análise global do sector das teecomunicações, não foi o que aconteceu. A operação com os remédios propostos já era muito boa para a concorrência no mercado total das telecomunicações. O que está em causa não é se vai haver dois operadores móveis, mas sim que vão existir três operadores de telecomunicações, presentes nos vários segmentos. Este é o nosso entendimento, mas não foi o entendimento da Autoridade. Não venceu a nossa teoria inicial, o que transformou este obstáculo num passo bastante mais difícil.

Q: Estão surpreendidos com a alegada dureza dos remédios. Porquê, se estes são os remédios da Sonae?

A: Não, não são. Além dos remédios com que nos tínhamos comprometido publicamente, a AdC decidiu impor outros. A lei portuguesa tem a peculiaridade de fazer com que sejamos nós a sugerir os remédios que a AdC considera necessários para aprovar a operação. Estes são os que a Sonaecom propôs para resolver todos os temas que a AdC identificou.

Q: O que vemos tem pouco a ver com o que apresentaram?

A: No móvel, tem muito pouco a ver. Não pensávamos que todos os conteúdos eram críticos, nem que era necessário fazer uma separação vertical da infra-estrutura e do negócio, além das redes.

Q: Além dos remédios, são estipuladas cláusulas de salvaguarda. Vão ter gestão tutelada pela AdC? Por quanto tempo?

A: Sim, nos móveis os remédios serão aplicados em três anos.

Q: Mesmo assim, vão para a frente. Estes remédios são o mínimo que a Sonae podia aceitar?

A: Não tenho a pretensão de dizer que a AdC atribuiu remédios desproporcionais. Não posso dizer que tenho mais razão que a AdC.

Q: A PT agora é a mesma?

A: No essencial é, embora tenham mudado coisas importantes. Faz parte do risco dos negócios.

Q: Estes remédios reduzem em quanto as sinergias que tinham avaliado conseguir?

A: Não são contas fáceis de fazer e não vamos divulgá-las, porque poderíamos ser acusados de fazer manipulação grosseira das cotações.

Q: Houve manipulação para subir o valor das acções da PT?

A: Manipulação é uma palavra muito forte. A PT comunicou muitas ideias incorrectas, mas não digo que tenha feito manipulação. Disse que apareceriam ofertas concorrentes, que o preço era baixo, que a Sonae ia rever em alta a oferta.

Q: Quando dizem que não têm intenção de rever o preço em alta, não estão a fazer manipulação do mercado?

A: Não podemos falar de decisões antes de as tomarmos. Sempre dissemos que a oferta era final.

Q: E vão descer?

A: Não tomámos nenhuma decisão e não o vamos fazer antes da decisão final da AdC.

Q: Não o assusta que existam lotes a serem transaccionados acima do preço da OPA, um sinal de que os accionistas podem não vender?

A: A mim não me assusta nada. Perder não me assusta.

Q: É verdade que leva as mãos à cabeça a cada apresentação de resultados da PT e diz que 9,50 é de mais?

A: Temos preocupação com o valor da PT e os remédios apresentados acrescentam novos motivos de preocupação. Mas as coisas pioraram mais do que nós pensávamos.

Q: O prémio oferecido é mais alto hoje do que a 6 de Fevereiro?

A: Estamos conscientes de que o prémio que oferecemos é substancialmente diferente. É mais alto e toda a gente sabe isso, embora diga o contrário por estratégia negocial. Temos uma ideia precisa do que queremos e a que custo, acima do qual não iremos. Não se deve entrar nestes processos com uma óptica de ganhar a qualquer preço.

Q: Se perder, vende a Optimus?

A: Não!

Q: Se ganhar, como vai conviver com accionistas que dizem não vender, como o BES?

A: Não sei se o BES não gosta da proposta. A única hipótese de o BES ficar na PT é considerar que o nosso projecto valoriza a empresa. Neste caso, é muito bem-vindo. Preferimos ficar com 100% da empresa, fundi-la com a Sonaecom e ficar com uma só cotada, mas lançamos a oferta de forma a que ambas possam ficar cotadas e, neste caso, trataremos bem e com igualdade todos os accionistas.

Q: Henrique Granadeiro tornou a concorrência mais difícil?

A: Não, nem vemos uma concorrência com a administração da PT, que tem de fazer tudo para encontrar a maior valorização para os accionistas da empresa. Faz parte dos seus deveres. Na minha opinião, se tivessem sido brilhantes, teriam reconhecido o valor da nossa oferta e vindo falar connosco. Até agora não o fizeram. Mas as relações entre nós não são más, ao contrário do que pode parecer.

Q: Foi convidado para a inauguração da adega de Henrique Granadeiro? Achou correcta a situação, com a operação em curso?

A: É normal. Não fui convidado, se calhar, se tivesse sido, teria ido.

Q: Teria feito a mesma coisa?

A: Nunca estaria nesta situação porque desisti de ter negócios pessoais, mesmo que não conflituantes com a carreira de gestor. Cem por cento do meu tempo é dedicado ao trabalho, família e amigos. Sem qualquer carga negativa, porque tenho muito respeito por Granadeiro.

Q: Pediram sigilo na divulgação dos remédios?

A: Só sobre os aspectos que podem influenciar os processos negociais.

Q: A Sonae e a AdC estavam concertadas, como disse Nuno Vasconcellos?

A: Prefiro não responder a afirmações que não sei a que se devem.

Q: Mantém a oferta?

A: Não posso responder. Só vamos registar a oferta se todos os pressupostos estiverem cumpridos.

Q: Têm falado com os accionistas da PT?

A: Com todos aqueles que querem falar connosco.

Q: A última operação em que a Sonae se viu envolvida com o Estado foi a Portucel, que correu mal para a Sonae. Mudaram muito desde então?

A: A Sonae mudou muito. Percebemos que a nossa dimensão pode provocar muitos anticorpos. Por isso, investimos muito fora de Portugal (todas as sub-holdings, com excepção da Distribuição, então focadas no crescimento internacional) e mudamos a nossa atitude, embora continuemos a ser escrupulosos cumpridores da lei.

Q: Quer dizer que mantiveram os princípios mas mudaram o discurso?

A: A opinião pública e política não deveria ter receio da Sonae, pelo contrário. Mudámos o nosso estilo de dizer as coisas com muita convicção. Tornámo-nos mais pedagógicos. Até porque se quem de direito nos disser que não podemos fazer alguma coisa, não o faremos. Acho que já passou o tempo em que os responsáveis políticos tinham mais desconfiança da Sonae. Até o presidente do grupo mudou o seu estilo. Mas continuámos a achar que grupos como a Sonae deveriam ser o ideal para o desenvolvimento cívico e democrático do país.

Q: Este novo estilo é já o seu, o do novo líder da Sonae?

A: Eu não sei quem será o novo líder do grupo.